UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)
                               (Amendment No. 1)*


                               Real Networks, Inc.
                                ----------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                   75605L104
                                 --------------
                                 (CUSIP Number)


                               December 31, 1999
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     [ ]   Rule 13d-1(b)

     [ ]   Rule 13d-1(c)

     [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                                  Page 1 of 23
                            Exhibit Index on Page 21

CUSIP NO. 483600102                                           PAGE 2 OF 23 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Accel IV L.P. ("A4")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    2,160,958  shares,  except  that  Accel IV  Associates  L.P.
    NUMBER OF       ("A4A"),  the  general  partner of A4, may be deemed to have
     SHARES         sole  power  to  vote  these   shares,   and  Swartz  Family
   BENEFICIALLY     Partnership L.P. ("SFP"),  James W. Breyer ("Breyer"),  Luke
    OWNED BY        B. Evnin ("Evnin"),  Eugene D. Hill,  III ("Hill"),  Paul H.
      EACH          Klingenstein    ("Klingenstein"),    Arthur   C.   Patterson
    REPORTING       ("Patterson"),  G. Carter Sednaoui ("Sednaoui") and James R.
     PERSON         Swartz  ("Swartz"),  the  general  partners  of A4A,  may be
      WITH          deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    2,160,958  shares,  except that A4A, the general  partner of
                    A4,  may be  deemed  to have  sole  power to  dispose  these
                    shares,  and  SFP,  Breyer,   Evnin,   Hill,   Klingenstein,
                    Patterson, Sednaoui and Swartz, the general partners of A4A, may be  deemed  to have  shared  power to  dispose  of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT
   BENEFICIALLY OWNED BY EACH REPORTING PERSON
   2,160,958
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   2.9%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

                     *See Instructions Before Filling Out!

CUSIP NO. 483600102                                           PAGE 3 OF 23 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Accel IV Associates L.P. ("A4A")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    2,160,958 shares, except that Accel IV L.P. ("A4"). A4A, the
    NUMBER OF       general  partner  of A4, may be deemed to have sole power to
     SHARES         vote  these  shares,  and  Swartz  Family  Partnership  L.P.
   BENEFICIALLY     ("SFP"),   James  W.  Breyer   ("Breyer"),   Luke  B.  Evnin
    OWNED BY        ("Evnin"),   Eugene  D.  Hill,   III   ("Hill"),   Paul  II.
      EACH          Klingenstein    ("Klingenstein"),    Arthur   C.   Patterson
    REPORTING       ("Patterson"),  G. Carter Sednaoui ("Sednaoui") and James R.
     PERSON         Swartz  ("Swartz"),  the  general  partners  of A4A,  may be
      WITH          deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    2,160,958  shares,  all of which are  directly  owned by A4.
                    A4A, the general partner of A4, and SFP, the general partner of A4A,  may be deemed to have sole power to  dispose  these
                    shares,  and  SFP,  Breyer,   Evnin,   Hill,   Klingenstein,
                    Patterson, Sednaoui and Swartz, the general partners of A4A, may be  deemed  to have  shared  power to  dispose  of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT
   BENEFICIALLY OWNED BY EACH REPORTING PERSON
   2,160,958
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   2.9%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

                     *See Instructions Before Filling Out!

CUSIP NO. 483600102                                           PAGE 4 OF 23 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Accel Keiretsu L.P. ("AK")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    44,858  shares,  except  that  Accel  Partners  &  Co.  Inc.
   NUMBER OF        ("AP&C"),  the general  partner of AK, may be deemed to have
    SHARES          sole  power  to vote  these  shares,  and  James  W.  Breyer
  BENEFICIALLY      ("Breyer"),  Luke B. Evnin  ("Evnin"),  Eugene D. Hill,  III
   OWNED BY         ("Hill"),  Arthur  C.  Patterson  ("Patterson"),  G.  Carter
     EACH           Sednaoui  ("Sednaoui ") and James R. Swartz ("Swartz"),  the
   REPORTING        officers of AP&C, may be deemed to have shared power to vote
    PERSON          these shares.
     WITH           ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    44,858 shares,  except that AP&C, the general partner of AK, may be deemed to have sole power to dispose of these shares, and Breyer, Evnin, Hill, Patterson, Sednaoui and Swartz, the
                    officers  of AP&C,  may be  deemed to have  shared  power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT
   BENEFICIALLY OWNED BY EACH REPORTING PERSON
   44,858
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.1%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

                     *See Instructions Before Filling Out!

CUSIP NO. 483600102                                           PAGE 5 OF 23 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Accel Partners & Co. Inc. ("AP&C")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    45,374  shares,  44,858 of which are directly owned by Accel
   NUMBER OF        Keiretsu L.P.  ("AK").  AP&C, the general partner of AK, may
    SHARES          be deemed to have sole power to vote these shares, and James
  BENEFICIALLY      W. Breyer  ("Breyer"),  Luke B. Evnin  ("Evnin"),  Eugene D.
   OWNED BY         Hill, III ("Hill"),  Arthur C. Patterson  ("Patterson"),  G.
     EACH           Carter   Sednaoui   ("Sednaoui   ")  and  James  R.   Swartz
   REPORTING        ("Swartz"),  the  officers  of AP&C,  may be  deemed to have
    PERSON          shared power to vote these shares.
     WITH           ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    45,374  shares,  44,858 of which are  directly  owned by AK.
                    AP&C, the general  partner of AK, may be deemed to have sole power to dispose of these shares,  and Breyer,  Evnin, Hill,
                    Patterson,  Sednaoui and Swartz, the officers of AP&C, may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT
   BENEFICIALLY OWNED BY EACH REPORTING PERSON
   45,374
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.1%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   CO
   -----------------------------------------------------------------------------

                     *See Instructions Before Filling Out!

CUSIP NO. 483600102                                           PAGE 6 OF 23 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Accel Investors '93 L.P. ("AI93")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    14,340 shares, except that James W. Breyer ("Breyer"),  Luke
   NUMBER OF        B. Evnin ("Evnin"),  Paul H. Klingenstein  ("Klingenstein"),
    SHARES          Arthur  C.  Patterson  ("Patterson"),   G.  Carter  Sednaoui
  BENEFICIALLY      ("Sednaoui")  and James R.  Swartz  ("Swartz"),  the general
   OWNED BY         partners of AI93, may be deemed to have shared power to vote
     EACH           these shares.
   REPORTING        ------------------------------------------------------------
    PERSON       6  SHARED VOTING POWER
     WITH           See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER

                    14,340 shares, except that Breyer, Evnin, Klingenstein, Patterson, Sednaoui and Swartz, the general partners of AI93, may be deemed to have shared power to dispose of these shares.

                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT
   BENEFICIALLY OWNED BY EACH REPORTING PERSON
   14,340
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

                     *See Instructions Before Filling Out!

CUSIP NO. 483600102                                           PAGE 7 OF 23 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Accel Investors '95 L.P. ("AI95")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    85,738 shares, except that James W. Breyer ("Breyer"),  Luke
   NUMBER OF        B. Evnin ("Evnin"),  Paul H. Klingenstein  ("Klingenstein"),
    SHARES          Arthur  C.  Patterson  ("Patterson"),   G.  Carter  Sednaoui
  BENEFICIALLY      ("Sednaoui  ") and James R. Swartz  ("Swartz"),  the general
   OWNED BY         partners of AI95, may be deemed to have shared power to vote
     EACH           these shares.
   REPORTING        ------------------------------------------------------------
    PERSON       6  SHARED VOTING POWER
     WITH           See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    85,738  shares,  except that  Breyer,  Evnin,  Klingenstein,
                    Patterson,  Sednaoui  and Swartz,  the  general  partners of
                    AI95, may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT
   BENEFICIALLY OWNED BY EACH REPORTING PERSON
   85,738
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.1%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

                     *See Instructions Before Filling Out!

CUSIP NO. 483600102                                           PAGE 8 OF 23 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Accel Japan L.P. ("AJ")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
   NUMBER OF        31,004  shares,  except  that  James W.  Breyer  ("Breyer"),
    SHARES          Arthur  C.  Patterson  ("Patterson"),   G.  Carter  Sednaoui
  BENEFICIALLY      ("Sednaoui")  and James R.  Swartz  ("Swartz"),  the general
   OWNED BY         partners of AJ, may be deemed to have  shared  power to vote
     EACH           these shares.
   REPORTING        ------------------------------------------------------------
    PERSON       6  SHARED VOTING POWER
     WITH           See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    31,004 shares, except that Breyer,  Patterson,  Sednaoui and
                    Swartz,  the  general  partners of AJ, may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT
   BENEFICIALLY OWNED BY EACH REPORTING PERSON
   31,004
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

                     *See Instructions Before Filling Out!

CUSIP NO. 483600102                                           PAGE 9 OF 23 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Swartz Family Partnership L.P. ("SFP")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     2,160,958  shares,  all of which are directly owned by Accel
    OWNED BY        IV  L.P.  ("A4").  SFP is a  general  partner  of  Accel  IV
      EACH          Associates  L.L.C.  ("A4A"),  the general partner of A4, and
    REPORTING       may be deemed to have shared power to vote these shares.
     PERSON         ------------------------------------------------------------
      WITH       7  SOLE DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    2,160,958 shares, all of which are directly owned by A4. SFP is a general  partner of A4A, the general partner of A4, and may be  deemed  to have  shared  power to  dispose  of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT
   BENEFICIALLY OWNED BY EACH REPORTING PERSON
   2,160,958
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   2.9%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

                     *See Instructions Before Filling Out!

CUSIP NO. 483600102                                          PAGE 10 OF 23 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   James W. Breyer ("Breyer")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    115,554 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     2,337,414  shares,  of which 2,160,958 are directly owned by
    OWNED BY        Accel IV L.P.  ("A4"),  44,858 are  directly  owned by Accel
      EACH          Keiretsu  L.P.  ("AK"),  14,340 are directly  owned by Accel
    REPORTING       Investors '93 L.P.  ("AI93"),  85,738 are directly  owned by
     PERSON         Accel Investors '95 L.P. ("AI95"), 31,004 are directly owned
      WITH          by Accel  Japan L.P.  ("AJ") and 516 are  directly  owned by
                    Accel  Partners  & Co.  Inc.  ("AP&C").  Breyer is a general partner of Accel IV Associates L.L.C.  ("A4A"),  the general partner of A4, an officer of AP&C,  the  general  partner of
                    AK, a general partner of AI93, a general partner of AI95 and a general  partner  of AJ and may be  deemed to have  shared power to vote these shares.
                    shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    115,554 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    2,337,414  shares,  of which 2,160,958 are directly owned by
                    A4,  44,858 are  directly  owned by AK,  14,340 are directly owned by AI93, 85,738 are directly owned by AI95, 31,004 are directly  owned  by AJ and 516 are  directly  owned by AP&C.
                    Breyer is a general  partner of A4A, the general  partner of
                    A4, an officer of AP&C, the general partner of AK, a general partner  of AI93,  a general  partner  of AI95 and a general partner  of AJ and may be  deemed  to have  shared  power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT
   BENEFICIALLY OWNED BY EACH REPORTING PERSON
   2,452,968
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   3.3%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                     *See Instructions Before Filling Out!

CUSIP NO. 483600102                                          PAGE 11 OF 23 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Luke B. Evnin ("Evnin")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    11,387 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     2,306,410  shares,  of which 2,160,958 are directly owned by
    OWNED BY        Accel IV L.P.  ("A4"),  44,858 are  directly  owned by Accel
      EACH          Keiretsu  L.P.  ("AK"),  14,340 are directly  owned by Accel
    REPORTING       Investors '93 L.P.  ("AI93"),  85,738 are directly  owned by
     PERSON         Accel Investors '95 L.P. ("AI95") and 516 are directly owned
      WITH          by Accel  Partners & Co. Inc.  ("AP&C").  Evnin is a general partner of Accel IV Associates L.L.C.  ("A4A"),  the general partner of A4, an officer of AP&C,  the  general  partner of
                    AK, a general  partner of AI93 and a general partner of AI95 and may be deemed to have shared power to vote these shares.
                    a general  partner  of AJ and may be  deemed to have  shared power to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    11,387 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    2,306,410  shares,  of which 2,160,958 are directly owned by
                    A4,  44,858 are  directly  owned by AK,  14,340 are directly owned by AI93, 85,738 are directly owned by AI95 and 516 are directly owned by AP&C.  Evnin is a general  partner of A4A, the general  partner of A4, an officer of AP&C,  the general partner  of AK, a  general  partner  of AI93  and a  general partner  of AI95 and may be deemed to have  shared  power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT
   BENEFICIALLY OWNED BY EACH REPORTING PERSON
   2,317,797
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   3.1%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                     *See Instructions Before Filling Out!

CUSIP NO. 483600102                                          PAGE 12 OF 23 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Eugene D. Hill, III ("Hill")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    4,613 shares
   NUMBER OF        ------------------------------------------------------------
    SHARES       6  SHARED VOTING POWER
  BENEFICIALLY      2,206,232  shares,  of which 2,160,958 are directly owned by
   OWNED BY         Accel IV L.P.  ("A4"),  44,858 are  directly  owned by Accel
     EACH           Keiretsu  L.P.  ("AK") and 516 are  directly  owned by Accel
   REPORTING        Partners & Co. Inc.  ("AP&C").  Hill is a general partner of
    PERSON          Accel IV Associates L.L.C.  ("A4A"),  the general partner of
     WITH           A4, and an officer of AP&C,  the  general  partner of AK and may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    4,613 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    2,206,232  shares,  of which 2,160,958 are directly owned by
                    A4,  44,858 are  directly  owned by AK, and 516 are directly owned by AP&C. Hill is a general partner of A4A, the general partner of A4, an officer of AP&C, the general partner of AK and may be deemed to have  shared  power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT
   BENEFICIALLY OWNED BY EACH REPORTING PERSON
   2,210,945
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   3.0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                     *See Instructions Before Filling Out!

CUSIP NO. 483600102                                          PAGE 13 OF 23 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Paul H. Klingenstein ("Klingenstein")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    22,774 shares
                    ------------------------------------------------------------
    SHARES       6  SHARED VOTING POWER
  BENEFICIALLY      2,261,036  shares,  of which 2,160,958 are directly owned by
   OWNED BY         Accel IV L.P.  ("A4"),  14,340 are  directly  owned by Accel
     EACH           Investors '93 L.P. ("AI93") and 85,738 are directly owned by
   REPORTING        Accel Investors '95 L.P. ("AI95"). Klingenstein is a general
    PERSON          partner of Accel IV Associates L.L.C.  ("A4A"),  the general
     WITH           partner of A4 and a general  partner of AI93,  and a general partner  of AI95 and may be deemed to have  shared  power to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    22,774 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    2,261,036  shares,  of which 2,160,958 are directly owned by
                    A4,  14,340  are  directly  owned  by AI93  and  85,738  are directly owned by AI95.  Klingensein is a general partner of
                    A4A,  the general  partner of A4, a general  partner of AI93 and a  general  partner  of AI95 and may be 8 deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT
   BENEFICIALLY OWNED BY EACH REPORTING PERSON
   2,283,810
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   3.1%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                     *See Instructions Before Filling Out!

CUSIP NO. 483600102                                          PAGE 14 OF 23 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Arthur C. Patterson ("Patterson")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    115,624 shares, of which 52,964 shares are directly owned by
                    Ellmore C.  Patterson  Partners  ("ECPP").  Patterson is the
     SHARES         general partner of ECPP and may be deemed to have sole power
   BENEFICIALLY     to vote the shares held by ECPP.
    OWNED BY        ------------------------------------------------------------
      EACH       6  SHARED VOTING POWER
    REPORTING       2,337,414  shares,  of which 2,160,958 are directly owned by
     PERSON         Accel IV L.P.  ("A4"),  44,858 are  directly  owned by Accel
      WITH          Keiretsu  L.P.  ("AK"),  14,340 are directly  owned by Accel
                    Investors '93 L.P.  ("AI93"),  85,738 are directly  owned by
                    Accel Investors '95 L.P. ("AI95"), 31,004 are directly owned by Accel  Japan L.P.  ("AJ") and 516 are  directly  owned by
                    Accel Partners & Co. Inc.  ("AP&C").  Patterson is a general partner of Accel IV Associates L.L.C.  ("A4A"),  the general partner of A4, an officer of AP&C,  the  general  partner of
                    AK, a general partner of AI93, a general partner of AI95 and a general  partner  of AJ and may be  deemed to have  shared power to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    115,624 shares, of which 52,964 shares are directly owned by
                    Ellmore C.  Patterson  Partners  ("ECPP").  Patterson is the
                    general partner of ECPP and may be deemed to have sole power to dispose of the shares held by ECPP.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    2,337,414  shares,  of which 2,160,958 are directly owned by
                    A4,  44,858 are  directly  owned by AK,  14,340 are directly owned by AI93, 85,738 are directly owned by AI95, 31,004 are directly  owned  by AJ and 516 are  directly  owned by AP&C.
                    Patterson is a general  partner of A4A, the general  partner of A4, an  officer  of AP&C,  the  general  partner of AK, a general  partner  of AI93,  a general  partner of AI95 and a general partner of AJ and may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT
   BENEFICIALLY OWNED BY EACH REPORTING PERSON
   2,453,038
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   3.3%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                     *See Instructions Before Filling Out!

CUSIP NO. 483600102                                          PAGE 15 OF 23 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   G. Carter Sednaoui ("Sednaoui")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
                    ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     2,337,414  shares,  of which 2,160,958 are directly owned by
    OWNED BY        Accel IV L.P.  ("A4"),  44,858 are  directly  owned by Accel
      EACH          Keiretsu  L.P.  ("AK"),  14,340 are directly  owned by Accel
    REPORTING       Investors '93 L.P.  ("AI93"),  85,738 are directly  owned by
     PERSON         Accel Investors '95 L.P. ("AI95"), 31,004 are directly owned
      WITH          by Accel  Japan L.P.  ("AJ") and 516 are  directly  owned by
                    Accel  Partners & Co. Inc.  ("AP&C").  Sednaoui is a general partner of Accel IV Associates L.L.C.  ("A4A"),  the general partner of A4, an officer of AP&C,  the  general  partner of
                    AK, a general partner of AI93, a general partner of AI95 and a general  partner  of AJ and may be  deemed to have  shared power to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    2,337,414  shares,  of which 2,160,958 are directly owned by
                    A4,  44,858 are  directly  owned by AK,  14,340 are directly owned by AI93, 85,738 are directly owned by AI95, 31,004 are directly  owned  by AJ and 516 are  directly  owned by AP&C.
                    Sednaoui is a general partner of A4A, the general partner of
                    A4, an officer of AP&C, the general partner of AK, a general partner  of AI93,  a general  partner  of AI95 and a general partner  of AJ and may be  deemed  to have  shared  power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT
   BENEFICIALLY OWNED BY EACH REPORTING PERSON
   2,337,414
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   3.1%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                     *See Instructions Before Filling Out!

CUSIP NO. 483600102                                          PAGE 16 OF 23 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   James R. Swartz ("Swartz")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
                    ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     2,337,414  shares,  of which 2,160,958 are directly owned by
    OWNED BY        Accel IV L.P.  ("A4"),  44,858 are  directly  owned by Accel
      EACH          Keiretsu  L.P.  ("AK"),  14,340 are directly  owned by Accel
    REPORTING       Investors '93 L.P.  ("AI93"),  85,738 are directly  owned by
     PERSON         Accel Investors '95 L.P. ("AI95"), 31,004 are directly owned
      WITH          by Accel  Japan L.P.  ("AJ") and 516 are  directly  owned by
                    Accel  Partners  & Co.  Inc.  ("AP&C").  Swartz is a general partner of Accel IV Associates L.L.C.  ("A4A"),  the general partner of A4, an officer of AP&C,  the  general  partner of
                    AK, a general partner of AI93, a general partner of AI95 and a general  partner  of AJ and may be  deemed to have  shared power to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    2,337,414  shares,  of which 2,160,958 are directly owned by
                    A4,  44,858 are  directly  owned by AK,  14,340 are directly owned by AI93, 85,738 are directly owned by AI95, 31,004 are directly  owned  by AJ and 516 are  directly  owned by AP&C.
                    Swartz is a general  partner of A4A, the general  partner of
                    A4, an officer of AP&C, the general partner of AK, a general partner  of AI93,  a general  partner  of AI95 and a general partner  of AJ and may be  deemed  to have  shared  power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT
   BENEFICIALLY OWNED BY EACH REPORTING PERSON
   2,337,414
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   3.1%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                     *See Instructions Before Filling Out!

ITEM 1(A).  NAME OF ISSUER

            RealNetworks, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            2601 Elliot Ave., Suite 1000
            Seattle, WA  98121

ITEM 2(A).  NAME OF PERSONS FILING

            This Statement is filed by Accel IV L.P., a Delaware limited partnership ("A4"), Accel IV Associates L.P., a Delaware limited partnership and the general partner of A4 ("A4A"), Accel Keiretsu L.P., a Delaware limited partnership ("AK"), Accel Partners & Co. Inc., a Delaware corporation and the general partner of AK ("AP&C"), Accel Investors '93 L.P., a Delaware limited partnership ("AI93"),
            Accel Investors '95 L.P., a Delaware limited partnership ("AI95"), Accel Japan L.P., a Delaware limited partnership ("AJ"), the Swartz Family Partnership L.P. ("SFP"), a Delaware limited partnership and a general partner of A4A, James W. Breyer ("Breyer"), a general partner of A4A, an officer of AP&C, a general partner of AI93, a general partner of AI95 and a general partner of AJ, Luke B. Evnin ("Evnin"), a general partner of A4A, an officer of AP&C, a general partner of AI93 and a general partner of AI95, Eugene D. Hill, III ("Hill"), a general partner of A4A and an officer of AP&C Paul H. Klingenstein ("Klingenstein"), a general partner of A4A, a general partner of AI93 and a general partner of AI95, Arthur C. Patterson ("Patterson"), a general partner of A4A, an officer of AP&C, a general partner of AI93, a general partner of AI95 and a general partner of AJ, G. Carter Sednaoui ("Sednaoui"), a general partner of A4A, an officer of AP&C, a general partner of AI93, a general partner of AI95 and a general partner of AJ, and James R. Swartz ("Swartz"), a general partner of A4A, an officer of AP&C, a general partner of AI93, a general partner of AI95 and a general partner of AJ. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

            A4A, the general partner of A4, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A4. AP&C, the general partner of AK, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AK. SFP, Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui and Swartz are partners of A4A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by A4. Breyer, Evnin, Hill, Patterson, Sednaoui and Swartz are officers of AP&C and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AK. Breyer, Evnin, Klingenstein, Patterson, Sednaoui and Swartz are partners of AI93 and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AI93. Breyer, Evnin, Klingenstein, Patterson,
            Sednaoui and Swartz are partners of AI95 and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AI95. Breyer, Patterson, Sednaoui and Swartz are partners of AJ and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AJ.

ITEM 2(B).  ADDRESS OF PRINCIPAL OFFICE

            The address for each of the Reporting Persons is:

            Accel Partners
            428 University Ave.
            Palo Alto, California  94301

ITEM 2(C).  CITIZENSHIP

            A4, A4A, AK, AI93, AI95, AJ and SFP are Delaware limited partnerships. AP&C is a Delaware corporation. Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui and Swartz are United States citizens.

ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

            Common Stock
            CUSIP # 75605L104

ITEM 3. Not Applicable

ITEM 4. OWNERSHIP

            The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1999:

            (a)   Amount beneficially owned:

                  See Row 9 of cover page for each Reporting Person.

            (b)   Percent of Class:

                  See Row 11 of cover page for each Reporting Person.

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:

                        See Row 5 of cover page for each Reporting Person.

                  (ii)  Shared power to vote or to direct the vote:

                        See Row 6 of cover page for each Reporting Person.

                  (iii) Sole power to dispose or to direct the disposition of:

                        See Row 7 of cover page for each Reporting Person.

                  (iv)  Shared power to dispose or to direct the disposition of:

                        See Row 8 of cover page for each Reporting Person.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            If this Statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [X].

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Under certain circumstances set forth in the limited partnership agreements of A4, A4A, AK, AI93, AI95 and AJ and the operating agreement of AP&C, the general and limited partners or stockholders, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable

ITEM 10.    CERTIFICATION.

            Not applicable

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2000

Entities:      Accel IV L.P.
               Accel IV Associates L.P.
               Accel Keiretsu L.P.
               Accel Investors '93 L.P.
               Accel Investors '95 L.P.
               Accel Japan L.P.
               Accel Partners & Co. Inc.
               Swartz Family Partnership L.         By: /s/ G. Carter Sednaoui
                                                       -------------------------
                                                     G. Carter Sednaoui,
                                                     Attorney-in-fact for the
                                                     above-listed entities

Individuals:   James W. Breyer
               Luke. B. Evnin
               Eugene D. Hill, III
               Paul H. Klingenstein
               Arthur C. Patterson
               G. Carter Sednaoui
               James R. Swartz                      By: /s/ G. Carter Sednaoui
                                                       -------------------------
                                                       G. Carter Sednaoui,
                                                       Attorney-in-fact for the
                                                       above-listed individuals

                                  EXHIBIT INDEX

                                                                      Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------
Exhibit A:  Agreement of Joint Filing                                   22

Exhibit B:  Reference to G. Carter Sednaoui as Attorney-in-Fact         23

                                    Exhibit A

                            Agreement of Joint Filing

     The Reporting Persons have agreed that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of RealNetworks, Inc. shall be filed on behalf of each of the Reporting Persons. Note that a copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.

                                    Exhibit B

               Reference to G. Carter Sednaoui as Attorney-in-Fact


     G. Carter Sednaoui has signed the enclosed documents as Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.